UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2017 (September 18, 2017)

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-01667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Smith’s Mill Road, New Albany, Ohio	43054
(Address of Principal Executive Offices)	(Zip Code)

(614) 491-2225

Registrant’s telephone number, including area code

No Change

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 18, 2017, Bob Evans Farms, Inc., a Delaware corporation (“Bob Evans”), Post Holdings, Inc., a Missouri corporation (“Post”), and Haystack Corporation, a Delaware corporation and a wholly owned subsidiary of Post (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Bob Evans (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). As a result of the Merger, Merger Sub will cease to exist, and Bob Evans will survive as a wholly owned subsidiary of Post.

Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Bob Evans’ common stock, par value $0.01 per share (the “Bob Evans Common Stock”) (other than treasury stock and any shares of Bob Evans Common Stock owned by Bob Evans, Post, Merger Sub, any of their wholly owned subsidiaries, or any person who properly demands statutory appraisal of their shares) will be converted into the right to receive an amount in cash equal to $77.00, without interest thereon (the “Per Share Merger Consideration”).

The Merger Agreement provides that each option to purchase Bob Evans Common Stock outstanding as of the Effective Time, whether vested or unvested, will be converted into the right to receive a cash payment equal to the product of (1) the total number of shares of Bob Evans Common Stock subject to such option and (2) the amount by which the Per Share Merger Consideration exceeds the exercise price per share, less any applicable taxes. Any options with exercise prices in excess of the Per Share Merger Consideration will be cancelled. As of the Effective Time, all other Bob Evans equity-based awards, subject to time-based or performance-based vesting conditions, will vest and be converted into the right to receive the Per Share Merger Consideration provided for under their terms in effect immediately prior to the Effective Time, less any applicable taxes.

The Board of Directors of Bob Evans declared it advisable and in the best interests of Bob Evans and its stockholders to enter into the Merger Agreement, approved the execution, delivery and performance of the Merger Agreement by Bob Evans and the consummation of the Merger and the other transactions contemplated thereby, and, subject to the terms of the Merger Agreement, resolved to recommend adoption of the Merger Agreement by the stockholders of Bob Evans.

The consummation of the Merger is subject to customary closing conditions, including, among others, (1) the approval of the Merger by holders of a majority of the outstanding shares of Bob Evans Common Stock, (2) the absence of any law prohibiting, or any order, injunction or certain other legal impediments restraining, enjoining or otherwise prohibiting, the consummation of the Merger, (3) the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (4) subject to certain materiality and other qualifications, the accuracy of representations and warranties made by Bob Evans and Post, respectively, (5) the performance in all material respects by each of Bob Evans and Post, respectively, of its obligations under the Merger Agreement, and (6) in the case of Post’s obligations to complete the Merger, the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement. The Merger is not conditioned upon Post’s receipt of financing.

Bob Evans has made various representations and warranties in the Merger Agreement, and has agreed to customary covenants in the Merger Agreement, including, among others, covenants by Bob Evans (1) to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (2) not to engage in certain actions or transactions during this period without the consent of Post (not to be unreasonably withheld, conditioned or delayed), and (3) to cause a stockholders meeting to be held to consider adoption of the Merger Agreement.

The Merger Agreement contains customary non-solicitation restrictions prohibiting Bob Evans and Bob Evans’ subsidiaries and representatives from soliciting alternative acquisition proposals from third parties or providing information to, or participating in discussions or negotiations with, third parties regarding alternative acquisition proposals, subject to customary exceptions related to proposals received by Bob Evans that constitute, or could be reasonably expected to lead to, a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain termination rights, including that either Bob Evans or Post may terminate the Merger Agreement if (1) the Merger is not completed on or prior to September 18, 2018, subject to extension for an additional three-month period for the purpose of obtaining regulatory approvals and/or addressing certain impediments to the Merger, (2) a governmental entity of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and non-appealable (subject to certain limitations set forth in the Merger Agreement), or (3) the Merger Agreement is not approved by the stockholders of Bob Evans at its stockholders meeting. The Merger Agreement provides that, upon termination of the Merger Agreement in specified circumstances, Bob Evans must pay Post a termination fee of $50 million. Such specified circumstances include, among others, termination of the Merger Agreement by Bob Evans in order to enter into an agreement providing for a Superior Proposal and termination by Post for a change of recommendation of the Bob Evans Board of Directors and Bob Evans’ willful breach of certain of its covenants relating to soliciting acquisition proposals. The Merger Agreement also provides that, upon termination of the Merger Agreement in specified circumstances related to antitrust matters, Post would be required to pay Bob Evans a reverse termination fee of $50 million. Such specified circumstances include: (i) a governmental order or injunction relating to antitrust laws that permanently prevents the closure of the Merger, (ii) Post’s breach of its obligations to pursue antitrust clearance, including through litigation against the government and/or third parties, or (iii) the failure of the Merger to close prior to the outside date (as extended) due to the failure to receive clearance under the HSR Act and/or the presence of any governmental order or injunction preventing the closure of the Merger at that time, assuming all other conditions to closing could be satisfied as of the date of termination.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be and is not complete and is subject to and qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and the terms of which are incorporated herein by reference.

A copy of the Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Bob Evans or Post or their respective businesses. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of the specific dates therein, were solely for the benefit of parties to the Merger Agreement, are subject to certain limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, as well as by information contained in each of Bob Evans’ Annual Report on Form 10-K for the fiscal year ended April 24, 2015 and the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bob Evans with the Securities and Exchange Commission (the “SEC”) after the date thereof, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to stockholders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Bob Evans’ public disclosures.

Additional Information and Where to Find It

In connection with the proposed merger, Bob Evans intends to file a preliminary proxy statement on Schedule 14A with the SEC. BOB EVANS STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS, INCLUDING ANY DEFINITIVE PROXY STATEMENT, FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The definitive proxy statement will be mailed to stockholders of Bob Evans. Investors and security holders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (when they become available) at the Bob Evans website, www.bobevansgrocery.com, under the heading “Investors.”

Participants in the Solicitation

Bob Evans, Post and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Bob Evans in connection with the proposed merger. Information regarding Post’s directors and executive officers is included in Post’s Annual Report on Form 10-K for the year ended September 30, 2016, filed with the SEC on November 18, 2016 and the proxy statement for Post’s 2017 Annual Meeting of Shareholders, filed with the SEC on December 8, 2016. Information regarding Bob Evans’ directors and executive officers is included in the Bob Evans Annual Report on Form 10-K for the fiscal year ended April 28, 2017, filed with the SEC on June 15, 2017 and the proxy statement for Bob Evans’ 2017 Annual Meeting of Stockholders, filed with the SEC on July 14, 2017. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

Certain matters discussed in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made based on known events and circumstances at the time of release, and as such, are subject to uncertainty and changes in circumstances. These statements may be identified from the use of forward-looking terminology such as “anticipates,” “believes,” “may,” “should,” “could,” “potential,” “continues,” “plans,” “forecasts,” “estimates,” “projects,” “predicts,” “would,” “intends,” “anticipates,” “expects,” “targets,” “is likely,” “will,” or the negative of these terms and similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There is no assurance that the acquisition of Bob Evans by Post will be consummated and there are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. The risks and uncertainties in connection with such forward-looking statements related to the proposed transaction include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed transaction; the possibility of non-consummation of the proposed transaction and termination of the merger agreement; the ability and timing to obtain the approval of Bob Evans’ stockholders and required regulatory approvals and to satisfy other closing conditions to the merger agreement; the risk that stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; adverse effects on Bob Evans’ common stock or Post’s common stock because of the failure to complete the proposed transaction; Bob Evans’ or Post’s respective businesses experiencing disruptions from ongoing business operations due to transaction-related uncertainty or other factors making it more difficult than expected to maintain relationships with employees, business partners or governmental entities, both before and following consummation of the transaction; Bob Evans and Post being unable to promptly and effectively implement integration strategies and obtain expected cost savings and synergies within the expected timeframe; Post’s ability to retain certain key employees at Bob Evans; significant transaction costs which have been and may continue to be incurred related to the proposed transaction; and other risks and uncertainties described in Bob Evans’ and Post’s filings with the SEC. Bob Evans and Post caution readers not to place undue reliance on any forward-looking statements. These forward-looking statements represent Bob Evans’ and Post’s judgment as of the date of this report, and Bob Evans and Post undertake no obligation to update or revise them unless otherwise required by law.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of September 18, 2017, by and among Bob Evans Farms, Inc., Post Holdings, Inc. and Haystack Corporation.

*	Schedules and/or exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules or exhibits will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

EXHIBIT INDEX

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of September 18, 2017, by and among Bob Evans Farms, Inc., Post Holdings, Inc. and Haystack Corporation.

*	Schedules and/or exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedules or exhibits will be furnished supplementally to the SEC upon request; provided, however, that the parties may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
(Registrant)

	By:	/s/ Colin M. Daly
Colin M. Daly, Executive Vice President, General Counsel and Secretary

Date: September 19, 2017